Exhibit 10.2

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE

This Confidential Separation Agreement and Release (the “Agreement”) is entered into between Aravive, Inc. and its related entities (the “Company”) and Gail McIntyre (the “Employee”), in connection with the end of the employment relationship between Employee and the Company, to assist Employee in transitioning to new employment, and to release any and all claims or potential claims Employee has or may have against the Company. Accordingly, in exchange for the consideration and mutual promises set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee (the “Parties”), intending to be legally bound, do hereby agree and promise as follows:

1.        Termination of Employment. Employee’s employment with the Company has ended effective January 17, 2024 (the “Separation Date”). The Company shall pay Employee all wages and compensation owed to Employee as well as $75,384.61 that was owed for paid time off on the Separation Date. All other employee benefits shall end on the Separation Date or in accordance with applicable plan documents and policies.

2.        In consideration of the severance set forth in Paragraph 3 below, following the Separation Date, Employee agrees to provide certain consulting services as may be reasonably required in connection with the liquidation of the Corporation, and Employee is hereby appointed as the Corporation’s Secretary and Authorized Officer. Employee’s consulting services shall be limited to consulting services as needed to liquidate the Company including the filing of the Plan of Dissolution with the Secretary of State of the State of Delaware and the filing of a Form 25, a Form 15 and certain post effective amendments to registration statements on Form S-8 and Form S-3 to deregister unsold securities. Following the Separation Date and while providing the consulting services, Employee shall not be entitled to any Company benefits or other benefits as may accrue to a full or part-time employees of the Company. The consulting services shall terminate no later than March 15, 2024.

3.        Severance Consideration. In consideration for Employee’s agreement to all of the terms, conditions, and promises in this Agreement and in accordance with the terms of Employee’s Offer Letter dated March 18, 2020 as amended on April 8, 2020 and further amended on February 1, 2023, specifically including the provision of consulting services as set forth above, the Company will pay Employee the amount of Five Hundred Sixty Thousand Dollars ($560,000), which represents an amount equal to one year of severance pay at Employee’s current base salary as of the Separation Date, less withholding of all applicable federal, state, and local taxes (the “Severance Consideration”). The Severance Consideration will be paid to Employee in a single lump sum on January 17, 2024.

The Parties agree and acknowledge that the above-refenced consideration constitutes good and valuable consideration and is above and beyond any wages, payments, compensation, or commitments owed or otherwise now due to Employee from the Company for any reason or as required by law.

4.        General Release. Employee and Employee’s heirs, agents, representatives, administrators, and assigns hereby irrevocably waive and forever release and discharge the Company and its current, future, and former affiliates, related entities, parents, divisions, subsidiaries, officers, directors, members, employees, attorneys, agents, representatives, insurers, reinsurers, predecessors, successors, and assigns (the “Releasees”), from any and all claims and liabilities of any nature whatsoever, known and unknown, fixed and contingent, arising out of, based on, or related to Employee’s employment with the Company, the termination of Employee’s employment with the Company, and any other dealings, transactions, or events involving the Releasees occurring on or before the date Employee signs this Agreement, including but not limited to any federal, state, or local law, rule, or regulation, or common-law claim, including all claims under any federal, state, or local law or ordinance governing employment; claims for breach of contract; claims arising in tort; claims for wrongful discharge, interference with contractual or business relations, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, conspiracy, violation of public policy, promissory estoppel, detrimental reliance, and/or breach of the implied covenant of good faith and fair dealing; all rights and claims under the following laws, as amended, to the maximum extent permitted by law: Section 1981 of the Civil Rights Act of 1866; Title VII of the Civil Rights Act; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Older Workers Benefits Protection Act; the Federal Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act; the National Labor Relations Act; the Labor Management Relations Act; the Fair Credit Reporting Act; the Employee Retirement Income Security Act of 1974; the Occupational and Safety Health Act; the Equal Pay Act; the Uniformed Services Employment and Re-employment Act; the False Claims Act (including the qui tam provision thereof); the Consolidated Omnibus Budget Reconciliation Act of 1986; the Rehabilitation Act of 1973; the Electronic Communications Privacy Act of 1986 (including the Stored Communications Act); the Pennsylvania Human Relations Act; the Pennsylvania Whistleblower Law; and the Philadelphia Fair Practices Ordinance; and claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief, and attorney’s fees. This full release is for any relief, no matter how denominated, including but not limited to wages, back pay, front pay, bonuses, benefits, compensatory, liquidated, or punitive damages, and attorney’s fees. To the extent specifically required by applicable law, this Agreement and release does not prohibit Employee from participating in the investigation of, filing of a claim with, or testifying before a government agency, including the Equal Employment Opportunity Commission or state equivalent. Nevertheless, Employee represents and agrees that Employee has waived fully and completely any and all rights to recover any monetary and other relief in connection with a charge, complaint, or lawsuit pursued with such government agency concerning the Releasees, to the maximum extent permitted by law.

5.        Covenant Not to Sue. Consistent with the general release of any and all claims set forth in Paragraph 4, Employee covenants not to sue, or bring any civil action, lawsuit, or other proceeding against, the Company or any Releasees under any legal or equitable theory, for any reason at all, except to enforce this Agreement. If Employee files an action, lawsuit, or other proceeding in violation of this provision, the Company will be entitled to recover from Employee the amount or value of the Severance Consideration and any attorneys’ fees and costs incurred by the Company and/or its insurer(s) in defending such claims.

6.        No Admission and Inadmissibility. Nothing in this Agreement may be used or construed as an admission of liability, wrongdoing, or violation of any law by the Company. This Agreement shall not be offered or received into evidence in any action or proceeding in any court, agency, or other tribunal as an admission or concession of wrongdoing or liability of any nature on the part of the Company. This Agreement may be submitted into evidence only in an action to enforce its terms.

7.        Non-Disparagement. As material inducement to the Company to enter into this Agreement, you agree not to in any manner, directly or indirectly, disparage the Company, including its trainings, services, business, employees or affiliates, reputation, or operations. This obligation includes statements made on the internet (including, but not limited to, social networking websites) and statements made under a pseudonym. Your non-disparagement commitment above is expressly limited to statements that are knowingly false or made with reckless disregard for the truth and/or that maliciously publicly attack the Company’s products, services, or partners to the extent unrelated to the terms and conditions of your employment or labor-related disputes or concerns. Nothing in this paragraph (or otherwise in this Agreement) is intended or shall be construed to suggest or imply that you cannot provide truthful information in response to a government investigation, a court and/or administrative agency-issued subpoena, or other valid legal process or otherwise interfere with any rights under the National Labor Relations Act.

8.        Return of Company Property. Employee covenants and agrees that upon expiration of the consulting services, Employee has returned any and all of the Company’s property and confidential information, including hard-copy and electronic documents and data; keys, badges or access cards; Company-issued equipment and devices; all login and password information used in connection with Employee’s employment; and any other property in Employee’s possession, custody, or control belonging to the Company or containing confidential information of the Company, its affiliated entities, its customers, or its employees.

9.        No Prior or Pending Claims. Employee represents and agrees that Employee has not instituted against any of the Releasees any lawsuit, claim, charge, action, or other legal proceeding currently pending in any court or agency of the United States or elsewhere, or in any other forum, with respect to any claim or cause of action of any type whatsoever that may have existed at any time before the Effective Date of this Agreement.

10.      No Assignment or Transfer. Employee represents and agrees that Employee has not assigned, transferred, or purported to assign or transfer to any person or entity any claim or portion of any claim, demand, cause of action, or entitlement to relief or damages otherwise released by this Agreement.

11.      Successors and Assigns. This Agreement may be enforced by and against the Parties’ respective successors, assigns, heirs, issue, spouses, attorneys, agents, and representatives, whether presently known or unknown.

12.      Tax Consequences. Employee agrees that Employee is solely responsible for the tax consequences of payment of the Severance Consideration, including for reporting such to local, state, and federal tax authorities and for any and all taxes, deductions, or withholdings owed on the Severance Consideration. Employee agrees to indemnify and hold harmless the Company from any taxes, interest, costs, liabilities, demands, assessments, or penalties arising from any tax consequences or deficiencies in tax withholdings or tax payments on the Severance Consideration.

13.      Choice of Law and Venue. This Agreement will in all respects be interpreted, enforced, and governed under the laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws rules that may result in the application of another law. Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement will be commenced only in a court of the Commonwealth of Pennsylvania or a federal court located within Pennsylvania, and the Parties all consent to the jurisdiction of those courts.

14.      Remedies. In the event of any material breach of any of the provisions of this Agreement, in addition to monetary damages and whatever other remedies may be available, the Parties shall be entitled to seek an injunction or other equitable relief to prevent any further breach of this Agreement. The Parties recognize that any material breach of this Agreement would cause irreparable harm in an amount not readily quantifiable as damages.

15.      Entire Agreement. This Agreement between Employee and the Company, sets forth the entire agreement between the Parties, with the exception of the Employee Confidential Information and Inventions Assignment Agreement, dated March 28, 2020, which remains in full force and effect according to its terms. Employee acknowledges that neither the Company nor any of its agents have promised Employee orally or in writing anything different than or in addition to what is set forth in this Agreement. Employee acknowledges that Employee has not relied in executing this Agreement on any representations other than those contained in this Agreement.

16.      Severability. The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

17.      Waiver. Any waiver of any provision of this Agreement, in whole or in part, shall not constitute a waiver of any other provision in the same or another instance, and each provision of this Agreement shall continue in full force and effect with respect to any other then-existing or subsequent breach.

18.      Construction. This Agreement is a product of negotiation and preparation by and among the Parties, and the Parties therefore acknowledge and agree that this Agreement shall not be deemed to be prepared or drafted by one party or the other and shall be construed accordingly. Any rules of construction of contracts resolving ambiguities against the drafting party shall not apply to this Agreement.

19.      Amendment. This Agreement may not be altered, amended, or modified in any way except by a further written document signed by all Parties.

20.      Counterparts. This Agreement may be executed in counterparts. Scanned and emailed or faxed signatures shall be treated as originals.

21.      Date of Signing. Employee has five (5) days after receiving this Agreement to review and sign it, after which time the offer expires and is withdrawn if Employee has not yet signed and accepted it.

22.      Effective Date. This Agreement will be effective on the date on which all Parties have executed the agreement and have transmitted the signed copy to the other Party.

23.      Knowing and Voluntary Execution. Employee acknowledges that Employee has been afforded sufficient time to understand the terms and effects of this Agreement, that Employee’s agreements and obligations in this Agreement are made voluntarily, knowingly, and without duress, that neither the Company nor its agents or attorneys have made any representations inconsistent with the provisions of this Agreement, that Employee has had the opportunity to consult with an attorney about this Agreement before executing it, and that Employee has in fact consulted with and been advised by an attorney in entering this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, intending to be legally bound, the Parties hereby agree and enter into this Confidential Separation Agreement and Release, under seal, as of the Effective Date.

/s/ Gail McIntyre	1/17/2024
Gail McIntyre	Date

Aravive, Inc.

/s/ Rudy Howard	1/17/2024
By: Rudy Howard	Date
Title: Chief Financial Officer

[SIGNATURE PAGE TO SEPARATION AGREEMENT]

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